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A limited liability partnership registered in England and Wales under number OC333302. Authorised and regulated by the Solicitors Regulation Authority.
23 May 2018
Ensco plc
6 Chesterfield Gardens
London
W1J 5BQ

Dear Sirs
Registration Statement on Form S-8 – Exhibit 5.1

1.	Introductory Matters

We are acting as special English counsel to Ensco plc (the "Company") for the purposes only of issuing this letter. In that capacity, we have been asked to give an opinion in connection with the preparation and filing of the Company's Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act 1933, as amended (the "Securities Act") relating to the future issuance or issuances of up to 52,152,402 Class A Ordinary Shares, with a nominal value of $0.10 per share in the capital of the Company (the "Shares"), pursuant to the Ensco Plc 2018 Long-Term Incentive Plan (as amended, the "Plan") adopted by the Company.
We have taken instructions in this regard solely from the Company.
We hereby confirm that, for the purposes of rendering this opinion letter (the "Opinion") we have not, other than as expressly set forth in this Opinion, undertaken any searches or obtained any information whatsoever in relation to the Company to verify such matters as (including without limitation):

(a)	its solvency or otherwise;

(b)
whether any steps have been taken by any person in respect of its receivership, administration, reorganisation, winding-up or liquidation, including for these purposes the taking by any person of any action relating to or affecting the rights of creditors (or any analogous actions thereto) or the commencement of any moratorium in respect thereof;

(c)	whether any security interests, liens or encumbrances exist or have been registered over any of its property or assets; or

(d)	otherwise investigated in any way whatsoever its activities.

This Opinion is given only with respect to English law as it exists and is interpreted at the date of this Opinion. For the purposes of this Opinion we have made no investigation of, and therefore express or imply no opinions to, the laws of any other jurisdiction. In particular, we give no opinion on European Union law as it affects any jurisdiction other than England. This Opinion is governed by, and shall be construed in accordance with, English law. We have not drafted any of Documents listed in paragraph 2 below nor have we been asked to comment on any of the Documents listed in paragraphs 2(a), 2(b) or 2(d) below.

Ensco plc	2	25 May 2017

2.	Documents

We have not examined any document for the purposes of giving this Opinion other than:

(a)
the Registration Statement to be filed with the Securities and Exchange Commission on 23 May 2018 (but excluding the documents incorporated by reference listed in item 3 of part 2 of the Registration Statement);

(b)
copies of the Company’s certificate of incorporation, certificate of incorporation on change of name, certificate of incorporation on re-registration of a private company as a public company and articles of association, revealed by the Company Search;

(c)	extracts of certain resolutions of the directors' meeting of the Company held on 23 March 2018 (the "Board Resolutions");

(d)	the shareholder resolutions proposed at the annual general meeting of the Company held on 21 May 2018 (the "Shareholder Resolutions" and together with the Board Resolutions the "Resolutions"); and

(e)	the results of our search on 22 May 2018 of the Company's public records held by the Registrar of Companies (the "Company Search") with the exception of the filed accounts of the Company.

On 22 May 2018 we carried out telephone enquiries at the Central Registry of Winding-Up Petitions at the Companies Court in London at 10:08 a.m. London time in respect of the Company (the "Bankruptcy Search").

3.	Assumptions

For the purpose of giving this Opinion, we have assumed:

(a)	the genuineness of all signatures and seals;

(b)	the conformity to original documents of all documents submitted to us as copies or scanned pdf copies and the authenticity and completeness of such original documents;

(c)
that all facts which are stated in any official public record or other document or information supplied by a public official are correct. In particular, that the files maintained at the Registrar of Companies relating to the Company were all complete, accurate and up-to-date at the time the Company Search was conducted and will so remain as at each Allotment Date (as defined below);

(d)
that no additional matter would have been disclosed by the Company Search and/or the Bankruptcy Search being carried out since the time and date of the carrying out of such searches and that the particulars disclosed by such searches are, in all aspects, true, complete and up-to-date;

(e)	that any foreign law would not affect any of the conclusions stated in this Opinion;

(f)	that, except as would be revealed by the Bankruptcy Search, no steps have been taken to place the Company into any insolvency procedure or to grant an injunction against the Company;

Ensco plc	3	25 May 2017

(g)
that on each date of the grant of any awards or options under the Plan (the "Equity Securities") and/or the allotment and issue of any of the Shares (each an "Allotment Date") the Company will have complied with all applicable laws to grant the Equity Securities and/or to allot and issue the Shares and the consideration for the allotment and issue of the Shares will not be less than the par value of such Shares;

(h)
annex 1 to the Plan which governs the grant of options to consultants and non-employee directors is and will continue to be regarded as a separate long term incentive plan. The Plan will not fall outside the definition of "Employee Share Scheme" as set out in section 1166 of the Companies Act 2006 as a result of the inclusion of annex 1 with the Plan;

(i)
that the term "non-assessable", which has no recognised meaning under English law, for the purposes of this Opinion means that, under the Companies Act 2006 (as amended), the articles of association of the Company and any resolution taken under the articles of association of the Company approving the issuance of the Shares, no holder of such Shares is liable, solely because of such holder's status as a holder of such Shares, for additional assessments or calls on the Shares by the Company or its creditors;

(j)
that the Shareholder Resolutions accurately record certain true and correct resolutions duly passed at a properly convened, constituted and conducted meeting of shareholders in accordance with the articles of association of the Company as in force at such time, and have not been amended or rescinded, are in full force and effect and will not be revoked or varied prior to any of the Allotment Dates;

(k)	all relevant Shareholder Resolutions have been and will be filed with the Registrar of Companies in a timely manner;

(l)
the special resolution to disapply pre-emption rights which forms part of the Shareholder Resolutions was passed in accordance with section 570 of the Companies Act 2006 and the text of all of the Shareholder Resolutions is effective and compliant with applicable law;

(m)
there are no further approvals, documents or agreements in relation to the grant of the Equity Securities or the allotment or issue of shares in the Company or any agreement or arrangement to do so which can be provided to us as being relevant to our Opinion with regard to the allotment of the Shares (or the grant of rights to subscribe for or to convert any security into the Shares);

(n)
as at each of the Allotment Dates, the authority granted pursuant to the Shareholder Resolutions will remain unutilised to the extent necessary to permit the grant of the Equity Securities and/or the allotment and issue of the Shares, as applicable;

(o)
the Board Resolutions accurately record certain true and correct resolutions duly passed at a properly convened meeting of the Board in accordance with the articles of association of the Company as in force at such time, and have not been amended or rescinded, are in full force and effect and will not be revoked or varied prior to any of the Allotment Dates;

(p)
any future grant of Equity Securities or allotments and issue of the Shares will be duly made in accordance with the articles of association of the Company as in force at each Allotment Date, the Companies Act 2006, the Plan, applicable law and any relevant authority given by the members of the Company in a general meeting to grant Equity Securities and/or allot such Shares, as applicable;

Ensco plc	4	25 May 2017

(q)
the directors at each Allotment Date will be duly authorised pursuant to the articles of association of the Company as in force at each Allotment Date, the Companies Act 2006, applicable law and any relevant authority given by the members of the Company in a general meeting to grant the Equity Securities and/or allot the Shares to be allotted and issued, on such Allotment Date, as applicable;

(r)
a meeting of the Board or a duly authorised and constituted committee of the Board will be duly convened and held or unanimous written resolutions of the Board or any such committee will be passed in accordance with the articles of association of the Company prior to each Allotment Date, at which it will be resolved to grant the Equity Securities and/or allot and issue the Shares to be allotted and issued on such Allotment Date, as applicable;

(s)
the directors on each Allotment Date, will have exercised their powers in accordance with their statutory duties under the Companies Act 2006 and English common law and, in deciding whether to grant the Equity Securities and/ or enter into the issue and allotment of the Shares, as applicable, the directors of the Company were and will be acting bona fide in the best interests of the Company for the purpose of fulfilling their commercial objectives and have exercised and will exercise their powers in accordance with their duties imposed by applicable law and there is and will be appropriate commercial benefit to the Company in granting the Equity Securities and/or issuing and allotting the Shares, as applicable;

(t)
no director of the Company has or will have any interest in the grant of the Equity Securities or the issue and allotment of the Shares except to the extent permitted by the articles of association of the Company and by law;

(u)	none of the directors of the Company are or will be disqualified or are or will be subject to disqualification proceedings pursuant to the Company Directors Disqualification Act 1986 or otherwise;

(v)
the Shares will have been, on allotment and issue, fully paid up in accordance with (i) the articles of association of the Company in force at each Allotment Date; (ii) the Plan and (iii) applicable law in force at each Allotment Date;

(w)
the name of the relevant allottee and the number of the Shares allotted will be duly entered in the register of members of the Company and the register of allotments and all filings will be made with the Registrar of Companies;

(x)
the Company has not passed a voluntary winding-up resolution, no petition has been presented or order made by a court for the winding-up or dissolution of the Company, no application has been presented or order made by a court for the administration of the Company, no documents have been filed with the court for the appointment of an administrator in respect of the Company nor has any notice of intention to appoint an administrator been given in respect of the Company and no receiver, trustee, administrator, administrative receiver, liquidator or similar office-holder has been appointed in any jurisdiction in relation to the Company or any of its assets or revenues other than as disclosed by the Bankruptcy Search and is not, and will not be as a result of the grant of the Equity Securities or the issue and allotment of the Shares, unable to pay its debts as they fall due (as defined in section 123 of the Insolvency Act 1986) and each of these statements will remain true on each Allotment Date;

(y)	the Plan has been validly adopted and is and will be in force on each of the Allotment Dates pursuant to the terms of the Plan;

Ensco plc	5	25 May 2017

(z)	any conditions to be satisfied prior to the issue and allotment of Shares under the Plan or incentive agreements made under the Plan will be satisfied in full;

(aa)	the Plan has constituted and will continue to constitute valid, legally binding and enforceable obligations of the parties thereto under the laws by which it is, and/or is expressed to be, governed;

(bb)    the Plan has been and will be operated in accordance with its rules; and

(cc)    insofar as any obligation under the Plan is performed in, or is otherwise subject to, any jurisdiction other than England and Wales, its performance is not and will not be illegal or ineffective by virtue of the law of that jurisdiction.

4.	Opinion

Based upon the foregoing and subject to any matters not disclosed to us and to the assumptions and qualifications set out in this Opinion, we are of the opinion that the Shares will, when allotted, be duly authorised, validly issued, fully paid and non-assessable provided that: (i) the Registration Statement, as amended, continues to be effective under the Securities Act; (ii) such Shares are issued and allotted on an Allotment Date in accordance with the terms of the Plan; and (iii) valid entries in the books and registers of the Company have been made.

5.	Qualifications

This Opinion is subject to the following qualifications:

(a)
we expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this letter that may affect this Opinion;

(b)	the Company Search is not capable of revealing conclusively whether or not:

(a)	a winding-up order has been made or a resolution passed for the winding up of the Company;

(b)	an administration order has been made; or

(c)	a receiver, administrative receiver, administrator or liquidator has been appointed,

since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered into the records of the Company immediately;

(d)	the Company Search is not capable of revealing, prior to the making of the relevant order whether or not a winding-up petition or a petition for an administration order has been presented;

(e)
the Bankruptcy Search relates only to a compulsory winding up and is not capable of revealing whether or not a winding up petition or a petition, prior to the making of the relevant order, for an administration order has been presented, since details of the petition may not have been entered on the records of the Central Registry of Winding-Up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry of Winding-Up Petitions and entered on such records at all;

(f)	we express no opinion as to matters of fact and this Opinion is subject to any matters of fact not disclosed to us;

Ensco plc	6	25 May 2017

(g)	we express no opinion on the impact of any rules, regulations or requirements of the New York Stock Exchange or the rules and regulations adopted by the SEC;

(h)	this Opinion is limited to the original issuance of the Shares by the Company and does not cover shares delivered by the Company out of any of the Shares reacquired by it;

(i)	this Opinion is strictly limited to the matters stated in paragraph 4 and does not extend to, and is not to be read as extended by implication to, any other matters; and

(j)
we have not advised the Company in connection with the Plan and we express no opinion on the effectiveness of any of the provisions of the Plan and this Opinion does not extend to, and is not to be read as extended by implication to, the adequacy of the Shares to satisfy the implementation of the Plan.

6.	Consent

We hereby consent to the filing of this Opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours faithfully,
/s/ Baker Botts (UK) LLP
Baker Botts (UK) LLP